Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Wednesday, March 4, 2020

GULF ISLAND

REPORTS FOURTH QUARTER 2019 RESULTS

Highlights of Business Strategy and Fourth Quarter Results

•	Strengthening resources, processes and procedures to drive project execution and profitability
•	Improving resource utilization and centralizing key resources
o	Combining Fabrication Division and Services Division
o	Closing Jennings facility within the Shipyard Division
•	Maintaining focus on fabrication of modules and structures for onshore facilities and marine vessels for government end markets
•	Maintained approximately $100 million of total liquidity at year-end 2019; ongoing focus to monetize underutilized assets
•	Net loss of $34.3 million for the fourth quarter 2019 due to project impacts of $14.0 million and impairments and nonrecurring items of $17.3 million
•	Resolved customer change order dispute in February 2020; received $10.0 million payment

Houston, TX - Gulf Island Fabrication, Inc. ("Gulf Island" or the "Company") (NASDAQ: GIFI) today reported results for the fourth quarter and full year 2019. The Company also announced initiatives intended to position the Company for future profitability and growth.

	Three Months Ended
Operating Results (in thousands, except per share data)	December 31,	September 30,	December 31,
	2019	2019	2018
Revenue	$79,445	$75,802	$60,231
Operating loss	(34,427)	(6,928)	(4,554)
Impairments and (gain) loss on assets held for sale(1)	17,274	324	(1,167)
Adjusted EBITDA(2)	(14,853)	(4,314)	(3,159)
Net loss	(34,325)	(6,779)	(4,682)
Basic and diluted loss per common share	(2.26)	(0.44)	(0.31)

Liquidity (in thousands)	December 31,	September 30,	December 31,
	2019	2019	2018
Cash and short-term investments	$69,621	$71,368	$79,177
Total available liquidity	99,387	100,934	116,260

_________

(1)

Includes non-cash asset impairments, (gains) losses on assets held for sale and certain nonrecurring items. See “Consolidated Results of Operations” and “Results of Operations by Segment” below for further discussion.

(2)	Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for the Company’s reconciliation and definition of Adjusted EBITDA.

Consolidated Overview

Consolidated revenue for the fourth quarter 2019 was $79.4 million, compared to $60.2 million in the fourth quarter 2018 with the increase primarily due to progress on the Company’s three research vessel projects and three towing, salvage and rescue ship projects. Consolidated net loss of $34.3 million for the fourth quarter 2019 includes project charges of $14.0 million, primarily attributable to the Company’s Fabrication Division and Shipyard Division. Fourth quarter 2019 results also include non-cash asset impairments and certain nonrecurring costs of $17.3 million. The impairments were primarily associated with assets held for sale and lease assets and fixed assets associated with the Company’s Jennings facility (which is expected to be closed in the third quarter 2020) and Lake Charles facility. Adjusted EBITDA loss of $14.9 million for the fourth quarter 2019 excludes the non-cash impairments and nonrecurring costs. In February 2020, the Company reached a $10.0 million settlement related to a customer change order dispute for a completed project. The settlement amount was received by the Company in February 2020 and is not included in operating results for the fourth quarter 2019.

"Fourth quarter results reflect the impact of project charges related to operational challenges and non-cash asset impairments as we further rationalize and monetize under-utilized assets and facilities. These results are not indicative of Gulf Island’s capabilities and I am committed to taking actions necessary to return the Company to profitability. Since joining the Company in November, I have spent significant time with our customers and employees, reviewing current projects, and identifying opportunities to enhance our people, processes and procedures. These efforts, combined with the knowledge gained from the Company’s recent challenges, have provided key insights into the initiatives necessary to improve project execution and strengthen Gulf Island’s position in our end markets,” said Richard Heo, Gulf Island’s President and Chief Executive Officer. “Underpinning our success will be a more disciplined approach to pursuing project opportunities, increased rigor around bid estimates, changes in certain management and functional leadership, strengthened processes and procedures and greater accountability for project execution.”

“We are also focused on improving resource utilization and centralizing key project resources. Our announced closure of the Jennings facility within our Shipyard Division will consolidate the segment’s new build marine vessel construction activities in Houma and combine management and supervision talent in a single location. In addition, in the first quarter of 2020, we combined our Fabrication Division and Services Division to form a new and fully integrated segment. The Fabrication & Services Segment will enable us to further leverage the best practices and experience of the combined new division. These facility and division consolidations will also maximize the utilization of our resources, including reducing costs, and contribute to improved project execution.”

“From an end market perspective, we will continue to provide fabrication and associated services to our traditional offshore market, while increasing our business development efforts and focus on the fabrication of modules, piping systems and other structures for onshore refining, petrochemical, LNG and industrial facilities. We will also maintain our focus on opportunities for newbuild marine vessels for government and other customers unrelated to the offshore oil and gas sector, as well as fabrication opportunities for offshore wind developments.”

“Supporting these initiatives is almost $100 million of total liquidity and ongoing efforts to monetize under-utilized assets. Going forward we are building a strong foundation that will enable us to execute our existing backlog to completion, fully leverage our workforce and strategic location in Houma and secure new project awards to drive profitable growth,” concluded Mr. Heo.

Segment Overview

Fabrication Segment – Revenue for the fourth quarter 2019 was $15.5 million, an increase of $5.3 million compared to the fourth quarter 2018, primarily due to progress on the Company’s jacket and deck project and two forty-vehicle ferry projects. Operating loss was $18.5 million for the fourth quarter 2019, compared to operating income of $1.8 million for the fourth quarter 2018.

Fourth quarter 2019 results include project charges of $8.7 million, primarily attributable to the Company’s two forty-vehicle ferry projects, paddle wheel river boat project and jacket and deck project. The current quarter results also include non-cash impairments of $8.7 million, primarily attributable to assets held for sale. Adjusted EBITDA for the current quarter was a loss of $8.9 million, compared to Adjusted EBITDA of $0.6 million for the fourth quarter 2018.

Shipyard Segment – Revenue for the fourth quarter 2019 was $45.6 million, an increase of $15.9 million compared to the fourth quarter 2018, primarily due to progress on the Company’s three research vessel projects and three towing, salvage and rescue ship projects, offset partially by lower revenue for the Company’s harbor tug projects. Operating loss was $13.5 million for the fourth quarter 2019, compared to $6.6 million for the fourth quarter 2018.

Fourth quarter 2019 results include project charges of $5.1 million, primarily attributable to the Company’s three research vessel projects, harbor tug projects, and to a lesser extent, its three towing, salvage and rescue ship projects and ice-breaker tug project.  The current quarter results also include non-cash impairments of $7.6 million, primarily attributable to lease assets and fixed assets associated with the Company’s Jennings facility (which is expected to be closed in the third quarter 2020) and Lake Charles facility. Adjusted EBITDA for the current quarter was a loss of $4.9 million, compared to an Adjusted EBITDA loss of $4.6 million for the fourth quarter 2018.

Services Segment – Revenue for the fourth quarter 2019 was $20.5 million, a decrease of $1.0 million compared to the fourth quarter 2018, primarily due to lower offshore services revenue, offset partially by higher onshore maintenance revenue.  Operating income was $0.7 million for the fourth quarter 2019, compared to $2.1 million for the fourth quarter 2018.  Fourth quarter 2019 results include a project charge of $0.2 million and were impacted by a lower margin mix relative to 2018. The current quarter results also include non-cash impairments of $0.3 million, primarily attributable to inventory. Adjusted EBITDA for the current quarter was $1.4 million, compared to Adjusted EBITDA of $2.6 million in the fourth quarter 2018.

Corporate Segment – Operating loss was $3.1 million for the fourth quarter 2019, compared to an operating loss of $1.9 million for the fourth quarter 2018.  Results for 2019 were impacted by higher legal and advisory fees, offset partially by lower incentive plan costs.  The current quarter results also include certain nonrecurring costs of $0.7 million and legal fees and other costs of $0.8 million associated with two customer disputes. Adjusted EBITDA for the current quarter was a loss of $2.3 million, compared to an EBITDA loss of $1.8 million for the fourth quarter 2018.

Cash and Liquidity

The Company's cash and short-term investments at December 31, 2019 was $69.6 million, representing a decrease of $1.7 million from September 30, 2019, and a decrease of $9.6 million from December 31, 2018. The Company ended the quarter with no debt and total working capital of $65.6 million, which includes $9.0 million of assets held for sale. On February 28, 2020, the Company amended its $40.0 million credit facility (“Credit Agreement”) and at December 31, 2019, was in compliance with all its financial covenants. At December 31, 2019, the Company's total available liquidity was as follows (in thousands):

Available Liquidity	Total
Cash and cash equivalents	$49,703
Short-term investments (1)	19,918
Total cash, cash equivalents and short-term investments	69,621
Credit Agreement total capacity	40,000
Outstanding letters of credit	(10,234)
Credit Agreement available capacity	29,766
Total available liquidity	$99,387

Backlog

The Company’s backlog at December 31, 2019 was $437.3 million, representing a decrease of $24.5 million from September 30, 2019, and an increase of $80.9 million from December 31, 2018. Backlog by operating segment was $374.0 million for the Shipyard Division, $50.1 million for the Fabrication Division, and $13.2 million for the Services Division. Backlog for the Shipyard Division excludes customer options on contracts of approximately $333.0 million, which would include deliveries through 2025 if all options are exercised. See "Non-GAAP Measures" below for the Company's definition of Backlog.

Quarterly Conference Call

Gulf Island will hold a conference call on Wednesday, March 4, 2020 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.800.367.2403 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company's website for seven days after the call.

About Gulf Island

Gulf Island is a leading fabricator of complex steel structures, modules and marine vessels, and a provider of project management, hookup, commissioning, repair, maintenance and civil construction services.  The Company’s customers include U.S. and international energy producers; refining, petrochemical, LNG, industrial, power and marine operators; EPC companies; and certain agencies of the U.S. government. As of December 31, 2019, the Company operated and managed its business through three operating divisions: Fabrication, Shipyard and Services, with its corporate headquarters located in Houston, Texas and operating facilities located in Houma, Jennings and Lake Charles, Louisiana. During the first quarter 2020, the Company’s Fabrication Division and Services Division were combined, resulting in two operating divisions: Fabrication & Services and Shipyard.

Non-GAAP Measures

This Release includes certain non-GAAP measures, including earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA and Backlog. The Company believes EBITDA is a useful supplemental measure as it reflects the Company's operating results excluding the non-cash impacts of depreciation and amortization. The Company believes Adjusted EBITDA is a useful supplemental measure as it reflects the Company’s EBITDA excluding non-cash impacts of impairments and other impacts which the Company believes are non-recurring. Reconciliations of EBITDA and Adjusted EBITDA to the most comparable GAAP measure are presented under "EBITDA & Adjusted EBITDA" above and "Results of Operations by Segment" below. The Company believes Backlog is a useful supplemental measure as it represents work that the Company is contractually obligated to perform under its current contracts. Backlog represents the unearned value of new project awards and may differ from the value of remaining performance obligations for contracts as determined under GAAP. Backlog at December 31, 2019 of $437.3 million includes the Company's performance obligations of $415.4 million, plus $21.9 million of backlog subject to a contract termination dispute with a customer to build two multi-purpose service vessels that does not meet the criteria to be reported as remaining performance obligations under GAAP.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

Cautionary Statements

This Release contains forward-looking statements in which we discuss our potential future performance. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to oil and gas prices, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include ability to secure new project awards, including fabrication projects for refining, petrochemical, LNG and industrial facilities and offshore wind developments, ability to improve project execution, the cyclical nature of the oil and gas industry, competition, consolidation of our customers, timing and award of new contracts, reliance on significant customers, financial ability and credit worthiness of our customers, nature of our contract terms, competitive pricing and cost overruns on our projects, adjustments to previously reported profits or losses under the percentage-of-completion method, weather conditions, changes in backlog estimates, suspension or termination of projects, ability to raise additional capital, ability to amend or obtain new debt financing or credit facilities on favorable terms, ability to remain in compliance with our covenants contained in our Credit Agreement, ability to generate sufficient cash flow, ability to sell certain assets, any future asset impairments, utilization of facilities or closure or consolidation of facilities, customer or subcontractor disputes, ability to resolve the dispute with a customer relating to the purported terminations of contracts to build two MPSVs, operating dangers and limits on insurance coverage, barriers to entry into new lines of business, ability to employ skilled workers, loss of key personnel, performance of subcontractors and dependence on suppliers, changes in trade policies of the U.S. and other countries, compliance with regulatory and environmental laws, lack of navigability of canals and rivers, shutdowns of the U.S. government, systems and information technology interruption or failure and data security breaches, performance of partners in any future joint ventures and other strategic alliances, shareholder activism, focus on environmental, social and governance factors by institutional investors and other factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by subsequent filings with the U.S. Securities and Exchange Commission.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, which we cannot control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

Company Information

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations(1) (in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Revenue	$79,445	$75,802	$60,231	$303,308	$221,247
Cost of revenue	92,714	78,487	64,195	320,307	228,443
Gross loss(2)	(13,269)	(2,685)	(3,964)	(16,999)	(7,196)
General and administrative expense	3,837	3,970	4,312	15,628	19,015
Impairments and (gain) loss on assets held for sale(3)	17,274	324	(1,167)	17,528	(6,850)
Other (income) expense, net	47	(51)	(2,555)	(134)	304
Operating loss(4)	(34,427)	(6,928)	(4,554)	(50,021)	(19,665)
Interest (expense) income, net	4	139	24	531	(142)
Net loss before income taxes	(34,423)	(6,789)	(4,530)	(49,490)	(19,807)
Income tax (expense) benefit	98	10	(152)	96	(571)
Net loss	$(34,325)	$(6,779)	$(4,682)	$(49,394)	$(20,378)
Per share data:
Basic and diluted loss per common share	$(2.26)	$(0.44)	$(0.31)	$(3.24)	$(1.36)

(1)	See "Results of Operations by Segment" below for results by segment.
(2)

Gross loss and operating loss includes charges on certain projects in the Shipyard Division for the three months ended December 31, 2019 and September 30, 2019, and for the twelve months ended December 31, 2019, of $5.1 million, $2.4 million and $7.2 million, respectively; charges on certain projects in the Fabrication Division for the three and twelve months ended December 31, 2019, of $8.7 million and $8.4 million, respectively; and charges on a project in the Services Division for the three and twelve months ended December 31, 2019, of $0.2 million and $1.6 million, respectively.

(3)

Impairments and (gain) loss on assets held for sale for the three and twelve months ended December 31, 2019 includes impairments of assets held for sale and fixed assets, net gains on the sale of assets held for sale and certain nonrecurring costs.

(4)

Operating loss for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018, and twelve months ended December 31, 2019 and 2018, includes legal fees and other costs of $0.8 million, $0.5 million, $0.5 million, $2.5 million, and $2.5 million, respectively, associated with two customer disputes.

EBITDA & Adjusted EBITDA(1) (in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Net loss	$(34,325)	$(6,779)	$(4,682)	$(49,394)	$(20,378)
Less: Income tax (expense) benefit	98	10	(152)	96	(571)
Less: Interest (expense) income, net	4	139	24	531	(142)
Operating loss	(34,427)	(6,928)	(4,554)	(50,021)	(19,665)
Add: Depreciation and lease asset amortization	2,300	2,290	2,562	9,564	10,350
EBITDA	(32,127)	(4,638)	(1,992)	(40,457)	(9,315)
Add: Impairments and (gain) loss on assets held for sale	17,274	324	(1,167)	17,528	(6,850)
Adjusted EBITDA	$(14,853)	$(4,314)	$(3,159)	$(22,929)	$(16,165)

(1)	EBITDA and Adjusted EBITDA are non-GAAP measures. See "Non-GAAP Measures" below for the Company's definition of EBITDA and Adjusted EBITDA.

Condensed Cash Flow Information (in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$(434)	$(3,822)	$(1,726)	$(7,140)	$(20,392)
Net cash provided by (used in) investing activities	4,226	19,630	27,176	(12,771)	82,718
Net cash used in financing activities	-	(89)	(13)	(843)	(852)

Condensed Balance Sheet Information (in thousands)

	December 31,	September 30,	December 31,
	2019	2019	2018
Cash and cash equivalents	$49,703	$45,911	$70,457
Short-term investments	19,918	25,457	8,720
Total current assets	163,474	178,804	159,955
Property, plant and equipment, net	70,484	74,770	79,930
Total assets	252,777	277,165	258,290
Total current liabilities	97,844	84,822	56,101
Total shareholders’ equity	152,685	187,044	201,100

Results of Operations by Segment (in thousands, except for percentages)

	Three Months Ended			Twelve Months Ended
Fabrication Division(1)	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Revenue	$15,532	$19,474	$10,223	$70,052	$40,420
Cost of revenue	24,904	19,902	12,175	81,301	48,260
Gross profit (loss)	(9,372)	(428)	(1,952)	(11,249)	(7,840)
General and administrative expenses	404	440	1,065	2,353	4,951
Impairments and (gain) loss on assets held for sale	8,721	-	(2,213)	8,651	(7,896)
Other (income) expense, net	5	(20)	(2,563)	(152)	(82)
Operating income (loss)	$(18,502)	$(848)	$1,759	$(22,101)	$(4,813)

EBITDA & Adjusted EBITDA(2)
Operating income (loss)	$(18,502)	$(848)	$1,759	$(22,101)	$(4,813)
Add: Depreciation and lease asset amortization	836	840	1,096	3,534	4,315
EBITDA	(17,666)	(8)	2,855	(18,567)	(498)
Add: Impairments and (gain) loss on assets held for sale	8,721	-	(2,213)	8,651	(7,896)
Adjusted EBITDA	$(8,945)	$(8)	$642	$(9,916)	$(8,394)

	Three Months Ended			Twelve Months Ended
Shipyard Division	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Revenue	$45,627	$39,436	$29,747	$159,217	$96,424
Cost of revenue	50,982	41,838	34,656	170,166	106,896
Gross profit (loss)	(5,355)	(2,402)	(4,909)	(10,949)	(10,472)
General and administrative expenses	574	657	712	2,445	2,801
Impairments and (gain) loss on assets held for sale	7,596	324	964	7,920	964
Other (income) expense, net	10	(34)	1	38	159
Operating income (loss)	$(13,535)	$(3,349)	$(6,586)	$(21,352)	$(14,396)

EBITDA & Adjusted EBITDA(2)
Operating income (loss)	$(13,535)	$(3,349)	$(6,586)	$(21,352)	$(14,396)
Add: Depreciation and lease asset amortization	1,019	992	1,059	4,167	4,229
EBITDA	(12,516)	(2,357)	(5,527)	(17,185)	(10,167)
Add: Impairments and (gain) loss on assets held for sale	7,596	324	964	7,920	964
Adjusted EBITDA	$(4,920)	$(2,033)	$(4,563)	$(9,265)	$(9,203)

	Three Months Ended			Twelve Months Ended
Services Division	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Revenue	$20,532	$17,507	$21,538	$81,706	$88,230
Cost of revenue	19,104	17,297	18,481	76,190	75,783
Gross profit (loss)	1,428	210	3,057	5,516	12,447
General and administrative expenses	425	614	821	1,955	3,022
Impairments and (gain) loss on assets held for sale	282	-	82	282	82
Other (income) expense, net	2	3	6	(50)	(28)
Operating income (loss)	$719	$(407)	$2,148	$3,329	$9,371

EBITDA & Adjusted EBITDA(2)
Operating income (loss)	$719	$(407)	$2,148	$3,329	$9,371
Add: Depreciation and lease asset amortization	351	362	370	1,450	1,511
EBITDA	1,070	(45)	2,518	4,779	10,882
Add: Impairments and (gain) loss on assets held for sale	282	-	82	282	82
Adjusted EBITDA	$1,352	$(45)	$2,600	$5,061	$10,964

	Three Months Ended			Twelve Months Ended
Corporate Division	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Revenue	$(2,246)	$(615)	$(1,277)	$(7,667)	$(3,827)
Cost of revenue	(2,276)	(550)	(1,117)	(7,350)	(2,496)
Gross profit (loss)	30	(65)	(160)	(317)	(1,331)
General and administrative expenses	2,434	2,259	1,714	8,875	8,241
Impairments and (gain) loss on assets held for sale	675	-	-	675	-
Other (income) expense, net	30	-	1	30	255
Operating income (loss)	$(3,109)	$(2,324)	$(1,875)	$(9,897)	$(9,827)

EBITDA & Adjusted EBITDA(2)
Operating income (loss)	$(3,109)	$(2,324)	$(1,875)	$(9,897)	$(9,827)
Add: Depreciation and lease asset amortization	94	96	37	413	295
EBITDA	(3,015)	(2,228)	(1,838)	(9,484)	(9,532)
Add: Impairments and (gain) loss on assets held for sale	675	-	-	675	-
Adjusted EBITDA	$(2,340)	$(2,228)	$(1,838)	$(8,809)	$(9,532)

(1)

During the first quarter 2019, the Company's former EPC Division was operationally combined with its Fabrication Division, and accordingly, the Company's current reportable segments are "Fabrication", "Shipyard", "Services", and "Corporate." The segment results for the EPC Division for the three and twelve months ended December 31, 2018 were combined with the Fabrication Division to conform to the presentation of the Company's reportable segments for the 2019 period.

(2)	EBITDA and Adjusted EBITDA are non-GAAP measures. See "Non-GAAP Measures" above for the Company's definition of EBITDA and Adjusted EBITDA.